Exhibit 10.80

October 2, 2024

Dear Luis,
Ingevity remains committed to fostering excellence and ensuring our collective success. As we proceed with the CEO transition, your leadership is crucial to enabling us to maintain our upward trajectory.
With this in mind, it is my pleasure to share the details of your Ingevity Long-Term Incentive Plan award for 2024 relating to your service as interim President and Chief Executive Officer (“Interim CEO”).
Expect an email from E*TRADE, our stock plan administrator, in the near future containing specific instructions for reviewing and accepting your award. Additionally, you'll find comprehensive documents on the E*TRADE website addressing FAQs and essential details about the mechanics of your Restricted Stock Units (RSUs) award.
Specifically, your award for 2024 relates to 26,695 shares of Common Stock, and is valued at $1,000,000 USD as of the date of approval by the Board, which was October 2, 2024.
The award is granted effective as of the date of this letter and will vest on the one year anniversary of such date, subject to your continued employment or Board service through such anniversary; provided that, to the extent a successor Chief Executive Officer has been appointed by the Board prior to such date, you have facilitated an orderly transition of duties to such successor; provided further that, if your service as Interim CEO ceases prior to such date, you shall only vest in a portion of the RSU Award equal to one twelfth (1/12) of the RSU Award multiplied by the full and partial number of months during which you served as Interim CEO.
As Ingevity moves forward, this leadership transition provides an opportunity to further our long- term goals and continue to seize the benefits of our recent repositioning activity, accelerate sustainable, profitable growth and deliver long-term, mission-driven value for our shareholders, customers and employees. With your leadership and ongoing contributions, we are confident Ingevity is well positioned to achieve our mission of purifying, protecting and enhancing the world around us, today and well into the future.
Best regards,

/s/ JEAN BLACKWELL

Jean Blackwell
Chair of the Board of Directors